UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G



                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 5)*


                         Catalina Marketing Corporation
          ------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
          ------------------------------------------------------------
                         (Title of Class of Securities)

                                   148867 104
                         ------------------------------
                                 (CUSIP Number)


                                                                      _
Check the following box if a fee is being paid with this statement |_|. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

 -----------------------------                    -----------------------------
 | CUSIP NO. 148867 104      |         13G        | PAGE 2 OF 12 PAGES        |
 -----------------------------                    -----------------------------

--------- ----------------------------------------------------------------------
    1     NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Antaeus Enterprises, Inc.

--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a)  | |
                                                            (b)  |X|

--------- ----------------------------------------------------------------------
    3     SEC USE ONLY



--------- ----------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware

------------------------ -------------------------------------------------------
                   5     SOLE VOTING POWER
   NUMBER OF
                              1,054,794
    SHARES
              ---------- -------------------------------------------------------
 BENEFICIALLY      6     SHARED VOTING POWER

   OWNED BY

     EACH     ---------- -------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER
  REPORTING
                              1,054,794
   PERSON
              ---------- -------------------------------------------------------
    WITH           8     SHARED DISPOSITIVE POWER



------------------------ -------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,054,794

--------- ----------------------------------------------------------------------
    10    CHECK HERE IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------- ----------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               5.7%

--------- ----------------------------------------------------------------------
    12    TYPE OF REPORTING PERSON*

               CO

--------- ----------------------------------------------------------------------

 -----------------------------                    -----------------------------
 | CUSIP NO. 148867 104      |         13G        | PAGE 3 OF 12 PAGES        |
 -----------------------------                    -----------------------------

--------- ----------------------------------------------------------------------
    1     NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Sarah Beinecke Richardson

--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a)  | |
                                                            (b)  |X|

--------- ----------------------------------------------------------------------
     3    SEC USE ONLY



--------- ----------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

------------------------ -------------------------------------------------------
                   5     SOLE VOTING POWER
   NUMBER OF
                              38,491
    SHARES
              ---------- -------------------------------------------------------
 BENEFICIALLY      6     SHARED VOTING POWER

   OWNED BY              1,274,794 (Mrs. Richardson disclaims beneficial
                                   ownership of 1,054,794 shares -- see
     EACH                          Item 4)
              ---------- -------------------------------------------------------
  REPORTING        7     SOLE DISPOSITIVE POWER

   PERSON                     38,491

    WITH      ---------- -------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                         1,274,794 (Mrs. Richardson disclaims beneficial
                                   ownership of 1,054,794 shares -- see
                                   Item 4)
------------------------ -------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,313,285

--------- ----------------------------------------------------------------------
    10    CHECK HERE IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------- ----------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               7.1%

--------- ----------------------------------------------------------------------
    12    TYPE OF REPORTING PERSON*

               IN

--------- ----------------------------------------------------------------------

 -----------------------------                    -----------------------------
 | CUSIP NO. 148867 104      |         13G        | PAGE 4 OF 12 PAGES        |
 -----------------------------                    -----------------------------

--------- ----------------------------------------------------------------------
    1     NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Frederick W. Beinecke

--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a)  | |
                                                            (b)  |X|

--------- ----------------------------------------------------------------------
    3     SEC USE ONLY



--------- ----------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

------------------------ -------------------------------------------------------
                   5     SOLE VOTING POWER
   NUMBER OF
                              42,672
    SHARES
              ---------- -------------------------------------------------------
 BENEFICIALLY      6     SHARED VOTING POWER

   OWNED BY              1,054,794 (Mr. Beinecke disclaims beneficial
                                   ownership of such shares -- see
     EACH                          Item 4)
              ---------- -------------------------------------------------------
  REPORTING        7     SOLE DISPOSITIVE POWER

   PERSON                     42,672

    WITH      ---------- -------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                         1,054,794 (Mr. Beinecke disclaims beneficial
                                   ownership of such shares -- see
                                   Item 4)
------------------------- ------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,097,466

--------- ----------------------------------------------------------------------
    10    CHECK HERE IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

               *

--------- ----------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               5.9%

--------- ----------------------------------------------------------------------
    12    TYPE OF REPORTING PERSON*

               IN

--------- ----------------------------------------------------------------------

 -----------------------------                    -----------------------------
 | CUSIP NO. 148867 104      |         13G        | PAGE 5 OF 12 PAGES        |
 -----------------------------                    -----------------------------

--------- ----------------------------------------------------------------------
    1     NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               John B. Beinecke

--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a)  | |
                                                            (b)  |X|

--------- ----------------------------------------------------------------------
    3     SEC USE ONLY



--------- ----------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

------------------------ -------------------------------------------------------
                   5     SOLE VOTING POWER
   NUMBER OF
                              34,626
    SHARES
              ---------- -------------------------------------------------------
 BENEFICIALLY      6     SHARED VOTING POWER

   OWNED BY              1,054,794 (Mr. Beinecke disclaims beneficial
                                   ownership of such shares -- see
     EACH                          Item 4)
              ---------- -------------------------------------------------------
  REPORTING        7     SOLE DISPOSITIVE POWER

   PERSON                     34,626

    WITH      ---------- -------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                         1,054,794 (Mr. Beinecke disclaims beneficial
                                   ownership of such shares -- see
                                   Item 4)
------------------------- ------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,089,420

--------- ----------------------------------------------------------------------
    10    CHECK HERE IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

               *

--------- ----------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               5.9%

--------- ----------------------------------------------------------------------
    12    TYPE OF REPORTING PERSON*

               IN

--------- ----------------------------------------------------------------------

 -----------------------------                    -----------------------------
 | CUSIP NO. 148867 104      |         13G        | PAGE 6 OF 12 PAGES        |
 -----------------------------                    -----------------------------

--------- ----------------------------------------------------------------------
    1     NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Frances Beinecke Elston

--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a)  | |
                                                            (b)  |X|

--------- ----------------------------------------------------------------------
    3     SEC USE ONLY



--------- ----------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

------------------------ -------------------------------------------------------
                   5     SOLE VOTING POWER
   NUMBER OF
                              40,672
    SHARES
              ---------- -------------------------------------------------------
 BENEFICIALLY      6     SHARED VOTING POWER

   OWNED BY              1,054,794 (Mrs. Elston disclaims beneficial
                                   ownership of such shares -- see
     EACH                          Item 4)
              ---------- -------------------------------------------------------
  REPORTING        7     SOLE DISPOSITIVE POWER

   PERSON                     40,672

    WITH      ---------- -------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                         1,054,794 (Mrs. Elston disclaims beneficial
                                   ownership of such shares -- see
                                   Item 4)
------------------------- ------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,095,466

--------- ----------------------------------------------------------------------
    10    CHECK HERE IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

               *

--------- ----------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               5.9%

--------- ----------------------------------------------------------------------
    12    TYPE OF REPORTING PERSON*

               IN

--------- ----------------------------------------------------------------------

 -----------------------------                    -----------------------------
 | CUSIP NO. 148867 104      |         13G        | PAGE 7 OF 12 PAGES        |
 -----------------------------                    -----------------------------

--------- ----------------------------------------------------------------------
    1     NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               William S. Beinecke

--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a)  | |
                                                            (b)  |X|

--------- ----------------------------------------------------------------------
    3     SEC USE ONLY



--------- ----------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

------------------------ -------------------------------------------------------
                   5     SOLE VOTING POWER
   NUMBER OF

    SHARES
              ---------- -------------------------------------------------------
 BENEFICIALLY      6     SHARED VOTING POWER

   OWNED BY              1,054,794 (Mr. Beinecke disclaims beneficial
                                   ownership of such shares -- see
     EACH                          Item 4)
              ---------- -------------------------------------------------------
  REPORTING        7     SOLE DISPOSITIVE POWER

   PERSON

    WITH      ---------- -------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                         1,054,794 (Mr. Beinecke disclaims beneficial
                                   ownership of such shares -- see
                                   Item 4)
------------------------- ------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,054,794

--------- ----------------------------------------------------------------------
    10    CHECK HERE IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------- ----------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               5.7%

--------- ----------------------------------------------------------------------
    12    TYPE OF REPORTING PERSON*

               IN

--------- ----------------------------------------------------------------------

 -----------------------------                    -----------------------------
 | CUSIP NO. 148867 104      |         13G        | PAGE 8 OF 12 PAGES        |
 -----------------------------                    -----------------------------

               The original Schedule 13G dated February 11, 1993, the first amendment dated February 14, 1994, the second amendment dated February 13, 1995, the third amendment dated February 13, 1996 and the fourth amendment dated May 9, 1997 (collectively, together with this fifth amendment, the "Schedule 13G") are hereby amended by deleting Items 1(b), 2(b) and 4 in their entirety and inserting in their place Items 1(b), 2(b) and 4 as set forth below:

Item 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
               -----------------------------------------------

               11300 9th Street North
               St. Petersburg, FL 33716

Item 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICER
               -------------------------------------

               The address of Antaeus Enterprises, Inc. is Suite 2200, 99 Park Avenue, New York, NY 10016. The business address of all other persons filing this Schedule 13G is c/o Antaeus Enterprises, Inc., Suite 2200, 99 Park Avenue, New York, NY 10016.

Item 4.        OWNERSHIP
               ---------

               Antaeus Enterprises, Inc. ("Antaeus") owns 1,054,794 shares of common stock, par value $.01 per share, of Catalina Marketing Corporation (the "Common Stock") (approximately 5.7% of the outstanding shares of Common Stock), as to which it has sole voting and dispositive power. Frederick W. Beinecke, John B. Beinecke, William S. Beinecke, Frances Beinecke Elston and Sarah Beinecke Richardson may be deemed to be affiliates of Antaeus. Such persons may be deemed to have shared voting and dispositive power with respect to the shares of Common Stock owned by Antaeus. Each of such persons disclaims beneficial ownership of the shares of Common Stock owned by Antaeus.

               Sarah Beinecke  Richardson  serves as one of three co-trustees of four trusts, which, in the aggregate, own 220,000 shares of Common Stock (approximately 1.2% of the outstanding shares of Common Stock), as to which she has shared voting and dispositive power. Sarah Beinecke Richardson may be deemed to have shared voting and dispositive power as to, and disclaims beneficial ownership of, the 1,054,794 shares of Common Stock beneficially owned by Antaeus. Antaeus' ownership of shares of Common Stock is more fully described in the first paragraph of this Item 4. Sarah Beinecke Richardson owns directly 38,491 shares of Common Stock (representing approximately 0.2% of the outstanding shares of Common Stock), as to which she has sole voting and dispositive power. The aggregate number of shares of Common Stock reported to be beneficially owned by Sarah Beinecke Richardson and the percentage of outstanding shares of Common Stock represented by such shares of Common Stock is set forth on page 3 hereof (which number includes all shares of Common Stock referred to in this paragraph).

               Frederick W. Beinecke owns directly 42,672 shares of Common Stock (representing approximately 0.2% of the outstanding shares of Common Stock), as to which he has sole voting and dispositive power. Frederick W. Beinecke may be deemed to have shared voting and dispositive power as to, and disclaims beneficial ownership of, the 1,054,794 shares of Common Stock beneficially owned by Antaeus. Antaeus' ownership of shares of Common Stock is more fully described in the first paragraph of this Item 4. The aggregate number of shares of Common Stock reported to be beneficially owned by Frederick W. Beinecke and the

 -----------------------------                    -----------------------------
 | CUSIP NO. 148867 104      |         13G        | PAGE 9 OF 12 PAGES        |
 -----------------------------                    -----------------------------

percentage of outstanding shares of Common Stock represented by such shares of Common Stock is set forth on page 4 hereof (which number includes all shares of Common Stock referred to in this paragraph).

               John B. Beinecke owns directly 34,626 shares of Common Stock (representing approximately 0.2% of the outstanding shares of Common Stock), as to which he has sole voting and dispositive power. John B. Beinecke may be deemed to have shared voting and dispositive power as to, and disclaims beneficial ownership of, the 1,054,794 shares of Common Stock beneficially owned by Antaeus. Antaeus' ownership of shares of Common Stock is more fully described in the first paragraph of this Item 4. The aggregate number of shares of Common Stock reported to be beneficially owned by John B. Beinecke and the percentage of outstanding shares of Common Stock represented by such shares is set forth on page 5 hereof (which number includes all shares of Common Stock referred to in this paragraph).

               Frances Beinecke Elston owns directly 40,672 shares of Common Stock (representing approximately 0.2% of the outstanding shares of Common Stock), as to which she has sole voting and dispositive power. Frances Beinecke Elston may be deemed to have shared voting and dispositive power as to, and disclaims beneficial ownership of, the 1,054,794 shares of Common Stock beneficially owned by Antaeus. Antaeus' ownership of shares of Common Stock is more fully described in the first paragraph of this Item 4. The aggregate number of shares of Common Stock reported to be beneficially owned by Frances Beinecke Elston, and the percentage of outstanding shares of Common Stock represented by such shares is set forth on page 6 hereof (which number includes all shares of Common Stock referred to in this paragraph).

               William S. Beinecke does not have sole voting and dispositive power as to any shares of Common Stock. William S. Beinecke may be deemed to have shared voting and dispositive power as to, and disclaims beneficial ownership of, the 1,054,794 shares of Common Stock beneficially owned by Antaeus. Antaeus' ownership of shares of Common Stock is more fully described in the first paragraph of this Item 4. The aggregate number of shares of Common Stock reported to be beneficially owned by William S. Beinecke, and the percentage of outstanding shares of Common Stock represented by such shares is set forth on page 7 hereof (which number includes all shares of Common Stock referred to in this paragraph).

               In the aggregate, the persons filing this Schedule 13G (the "Beinecke Group") beneficially own 1,431,255 shares of Common Stock, representing approximately 7.8% of the outstanding shares of Common Stock. Each of the persons filing this Schedule 13G disclaims membership in any group with respect to shares of Common Stock. Percentages of outstanding shares of Common Stock represented by shares of Common Stock beneficially owned by a member of the Beinecke Group set forth herein are computed based on 18,451,512 shares of Common Stock outstanding as of December 31, 1997.

 -----------------------------                    -----------------------------
 | CUSIP NO. 148867 104      |         13G        | PAGE 10 OF 12 PAGES       |
 -----------------------------                    -----------------------------

SIGNATURE
---------

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 20, 1998


                                        ANTAEUS ENTERPRISES, INC.


                                        By:  /S/ FREDERICK W. BEINECKE
                                             ----------------------------
                                             Name:  Frederick W. Beinecke
                                             Title: President


                                        /S/ FREDERICK W. BEINECKE
                                        ---------------------------------
                                        Frederick W. Beinecke


                                                      *
                                        ---------------------------------
                                        Frances Beinecke Elston


                                                      *
                                        ---------------------------------
                                        John B. Beinecke


                                                      *
                                        ---------------------------------
                                        Sarah Beinecke Richardson


                                                      *
                                        ---------------------------------
                                        William S. Beinecke



                                        *By: /S/ CANDACE K. BEINECKE
                                             ----------------------------
                                             (Candace K. Beinecke,
                                             Attorney-in-fact)

 -----------------------------                    -----------------------------
 | CUSIP NO. 148867 104      |         13G        | PAGE 11 OF 12 PAGES       |
 -----------------------------                    -----------------------------


                                         INDEX TO EXHIBITS


                                                                                   PAGE
                                                                                   ----
Exhibit B    Powers of Attorney of Sarah Beinecke Richardson, Frances Beinecke     Incorporated by
             Elston, John B. Beinecke and William S. Beinecke                      reference to
                                                                                   Exhibit B of
                                                                                   original
                                                                                   Schedule 13G
                                                                                   dated February
                                                                                   11, 1993
